Exhibit 99.1


                     Anaren Reports 3rd Quarter Results

   SYRACUSE, N.Y., April 29 /PRNewswire-FirstCall/ --
Anaren, Inc. (Nasdaq: ANEN) today reported results for the third quarter ended March 31, 2003. Net sales for the quarter were $19.2 million, down 3% from net sales of $19.8 million for the third quarter of fiscal year 2002, and down 8% from net sales of $20.9 million for the second quarter of fiscal 2003. The operating loss for the third quarter was $(1,492,000), compared to operating income of $551,000 for the third quarter of last year, and operating income of $2,000 in the second quarter of fiscal 2003. The net loss for the third quarter was $(958,000), or $(0.04) per diluted share compared to net income of $996,000, or $0.04 per diluted share for the third quarter of fiscal 2002 and $475,000, or $0.02 per diluted share for the second quarter of fiscal 2003.
   (Logo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )
   The net loss in the third quarter included a $(296,000), or $(0.01) per share restructuring charge related to a work-force reduction in our Wireless Group and a $(681,000), or $(0.03) per share asset impairment charge related to a write down of the fixed assets in our Anaren Europe operation. These actions are in response to the continued weak demand for wireless infrastructure equipment.
   For the nine months ended March 31, 2003, net sales were $60.5 million, up 16.1% from net sales of $52.1 million for the first nine months of fiscal year 2002. The net loss for the first nine months of fiscal 2003 was $(337,000) or $(0.02) per diluted share compared to net income of $5.4 million, or $0.24 per diluted share for the first nine months of fiscal 2002. The net loss for the first nine months of fiscal 2003 included the $(681,000), or $(0.03) per share asset impairment charge and restructuring charges of $(699,000) or $(0.03) per share, while the first nine months of fiscal 2002 included an extraordinary gain of $3.4 million, or $0.15 per share.

   Balance Sheet
   Cash, cash equivalents and marketable debt securities at March 31, 2003 were $128.1 million. During the first nine months of fiscal year 2003, the company generated $8.7 million in positive operating cash flow in part due to a $3 million or 15.3% reduction in inventory and a $1.6 million or 12.4% reduction in accounts receivable. In addition, the company has re-purchased 271,900 shares of its common stock during the first nine months of fiscal 2003 for approximately $2.2 million.

   Wireless Group
   In the Wireless Group, net sales for the quarter were $11.9 million, down 10.9% from the third quarter of fiscal year 2002, and down 10.7% sequentially from the second quarter of fiscal 2003. Lawrence A. Sala, Anaren Chairman and CEO said, "The wireless infrastructure market demand remained weak during the quarter. We continue to focus on the development of proprietary higher value products to enhance our revenue and operating performance. During the quarter, we introduced our Femto series balun product line for 802.11 (a), (b) and (g) applications. This product measures just 3.0mm x 3.0mm x 0.8mm, is 75% smaller than the Pico balun that we introduced in the first quarter and expands our addressable market in WLAN and mobile wireless applications. In addition, we delivered our first custom assembly for mobile wireless infrastructure applications to an OEM customer in Asia. This successful design win is a direct result of our recent investment in an Asian focused direct sales and design engineering organization."

   Space and Defense Group
   Space and Defense Group net sales for the quarter was $7.3 million, up 12.8% from the third quarter of last year and down 3.5% sequentially from the second quarter of fiscal 2003. Space and Defense new orders for the quarter totaled $6.3 million including orders for Defense satellite antenna distribution networks and airborne jamming subsystems. The Space and Defense backlog at March 31, 2002 was $28.7 million.

   Restructuring
   Based on the continued weak wireless market conditions and the recent financial performance of the company, we anticipate further restructuring in the fourth quarter to reduce our operating expenses and enhance our financial performance. Specifically, we expect to recognize a restructuring charge of approximately $1.2 million for additional workforce reductions. "Though we intend to continue with our aggressive growth and diversification initiatives, we feel that these actions are necessary to improve operating performance," said Sala. These reductions coupled with other aggressive cost savings activities are anticipated to reduce annual operating expenses by approximately $6.5 million.

   Forward-Looking Statements
   The statements contained in this news release which are not historical information are "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially from those discussed. Such factors include, but are not limited to: current unpredictable wireless market conditions; decline in demand for company products; order cancellations; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability; continued difficulties in rebuilding Anaren Europe's customer base; potential adverse effects of SARS at the Company's Suzhou China subsidiary; unpredictable difficulties or delays in the development of new products; the risks associated with any technological shifts away from the company's technologies and core competencies; additional unanticipated impairments of assets including investment values and goodwill; foreign currency fluctuations; diversion of defense spending away from the company's products and or technologies due to the current war and or the spread of war beyond Iraq; and litigation involving our ownership interest in Celeritek or a potential transaction with Celeritek, or involving antitrust, intellectual property, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2002 Annual Report, Anaren's Form 10-K, for the fiscal year ended June 30, 2002 and Anaren's Form 10-Q for the three months ended March 31, 2003 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue and earnings. Anaren disclaims any obligation to update or revise any forward-looking statement.

   Conference Call
   Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Tuesday, April 29, 2003 at 5:00 p.m. EDT. A replay of the conference call will be available at 7:00 p.m. (EDT) beginning April 29, 2003 through midnight May 2, 2003. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 476068. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-800-289-0436 and International is 1-913-981-5507.

   Company Background
   Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.


                       Anaren, Inc. and Subsidiaries
              Consolidated Condensed Statements of Operations
                                (Unaudited)

                         Three Months Ended          Nine Months Ended
                        Mar. 31,       Mar. 31,     Mar. 31,     Mar. 31,
                          2003           2002          2003         2002

   Net sales          $19,188,954   $19,821,239  $60,497,965   $52,067,409

   Cost of sales       14,161,052    13,450,520   44,508,040    36,097,885
   Gross profit         5,027,902     6,370,719   15,989,925    15,969,524

   Operating expenses:
    Marketing           1,638,952     1,978,719    5,024,835     5,346,950
    Research and
     development        1,789,137     1,776,950    4,717,945     4,521,313
    General and
     administrative     2,115,566     2,064,534    6,812,668     5,906,692
    Impairment loss       680,822            --      680,822            --
    Restructuring         295,706            --      699,109            --
    Fire related               --            --           --       711,400
      Total operating
        expenses         6,520,183     5,820,203   17,935,379    16,486,355

   Operating income
    (loss)             (1,492,281)      550,516   (1,945,454)     (516,831)

   Other income (expense):
    Interest expense      (10,493)      (24,811)     (40,177)     (109,950)
    Other, primarily
     interest income      530,665       735,623    1,840,896     3,027,950
       Total other income
        (expense), net    520,172       710,812    1,800,719     2,918,000

   Income before income
    taxes and
    extraordinary item   (972,109)    1,261,328     (144,735)    2,401,169
   Income taxes           (14,000)      265,000      192,000       382,000
   Net income before
    extraordinary item   (958,109)      996,328     (336,735)    2,019,169

   Extraordinary item -
   gain on acquisition         --            --           --     3,407,244

       Net income       $(958,109)     $996,328    $(336,735)   $5,426,413

   Basic earnings per share:
    Net income
     before extraordinary
     item                  $(0.04)        $0.04       $(0.02)        $0.09
    Extraordinary item -
     gain on acquisition     0.00          0.00         0.00          0.15
    Net income             $(0.04)        $0.04       $(0.02)        $0.24

   Diluted earnings per share:
    Net income before
     extraordinary item    $(0.04)        $0.04       $(0.02)        $0.09

    Extraordinary item -
     gain on acquisition     0.00          0.00         0.00          0.15
    Net income             $(0.04)        $0.04       $(0.02)        $0.24

   Shares used in computing net earnings
    Per share:
     Basic             22,224,562    22,349,444   22,286,339    22,311,591
     Diluted           22,224,562    23,095,668   22,286,339    23,130,889


                       Anaren, Inc. and Subsidiaries
                Consolidated Condensed Statements of Income
                                (Unaudited)

                            Three Months Ended          Nine Months Ended
                           Mar. 31,     Mar. 31,      Mar. 31,     Mar. 31,
                            2003          2002          2003         2002

   Net Sales               100.0%        100.0%       100.0%        100.0%

   Cost of sales            73.8%         67.9%        73.6%         69.3%
   Gross profit             26.2%         32.1%        26.4%         30.7%

   Operating expenses:
    Marketing                8.6%         10.0%         8.3%         10.3%
    Research and
     development             9.3%          8.9%         7.8%          8.7%
    General and
     administrative         11.0%         10.4%        11.2%         11.3%
    Impairment loss          3.6%          0.0%         1.1%          0.0%
    Restructuring            1.5%          0.0%         1.2%          0.0%
    Fire related             0.0%          0.0%         0.0%          1.4%
      Total operating
       expenses             34.0%         29.3%        29.6%         31.7%

   Operating income (loss)  (7.8%)         2.8%        (3.2%)        (1.0%)

   Other income (expense):
    Interest expense        (0.1%)        (0.1%)       (0.1%)        (0.2%)
    Other, primarily
     interest income         2.8%          3.7%         3.1%          5.8%
      Total other income
       (expense), net        2.7%          3.6%         3.0%          5.6%

   Income before income taxes
    and extraordinary item  (5.1%)         6.4%        (0.2%)         4.6%
   Income taxes             (0.1%)         1.4%         0.3%          0.7%
   Net income before
    extraordinary item      (5.0%)         5.0%        (0.5%)         3.9%

   Extraordinary item -
    gain on acquisition      0.0%          0.0%         0.0%          6.5%

      Net income            (5.0%)         5.0%        (0.5%)        10.4%


                       Anaren, Inc. and Subsidiaries
                   Consolidated Condensed Balance Sheets

                                                (Unaudited)
                                              March 31, 2003  June 30, 2002
   Assets:
   Cash, cash equivalents and
    short-term investments                     $104,388,401   $115,341,665
   Accounts receivable, net                      11,478,590     13,106,583
   Other receivables                              1,581,016      1,206,396
   Inventories                                   17,046,371     20,119,433
   Other current assets                           2,328,688      2,486,467
      Total current assets                      136,823,066    152,260,544

   Net property, plant and equipment             26,303,346     26,592,375
   Marketable debt securities                    23,717,260      9,564,558
   Goodwill                                      30,715,861     30,715,861
   Other intangibles                              1,772,859      2,093,610
   Other assets                                     305,450        359,353
   Total assets                                $219,637,842   $221,586,301

   Liabilities and stockholders' equity

   Liabilities:
   Accounts payable                              $3,914,915     $5,046,048
   Accounts expenses                              3,481,843      3,297,207
   Customer advance payments                             --        244,831
   Other liabilities                                238,975        185,725
      Total current liabilities                   7,635,733      8,773,811

   Other non-current liabilities                  3,589,478      3,259,252
      Total liabilities                          11,225,211     12,033,063

   Stockholders' equity:
   Retained earnings                             46,745,862     47,082,597
   Common stock and additional
    paid-in capital                             168,720,056    168,071,340
   Accumulated comprehensive loss                   (71,531)      (828,061)
    Less cost of treasury stock                  (6,981,756)    (4,772,638)
      Total stockholders' equity                208,412,631    209,553,238

   Total liabilities and stockholders' equity  $219,637,842   $221,586,301